Exhibit 99.1

Apollo Group, Inc. News Release

APOLLO GROUP, INC. REPORTS FISCAL 2012 FIRST QUARTER RESULTS

Phoenix, January 5, 2012 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three months ended November 30, 2011.

“Our strategic initiatives to further enhance the student experience and provide world-class student protections remain our focus,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “We are also pleased to report positive new enrollment growth during the first quarter and improving trends in admissions advisor effectiveness, while reaching students who we believe can be successful in our degree programs.”

Apollo Group Co-Chief Executive Officer Chas Edelstein added, “During the first quarter, we continued to invest in areas that will further differentiate University of Phoenix and enhance the student experience. We believe the acquisition of Carnegie Learning will accelerate our efforts to incorporate adaptive learning technologies into our academic platform, which support our students’ success in the classroom.”

Unaudited First Quarter of Fiscal 2012 Results of Operations

Consolidated net revenue for the first quarter of fiscal 2012 totaled $1,178.7 million, which represents an 11.1% decrease from the first quarter of fiscal 2011. This decrease was principally due to lower enrollments at University of Phoenix, which was partially offset by selective tuition price and other fee changes. For the quarter, University of Phoenix Degreed Enrollment decreased 14.8% to 373,100 compared with the prior year first quarter, primarily due to decreases in New Degreed Enrollment during fiscal 2011, which the Company believes were primarily the result of the operational changes and initiatives it implemented to more effectively support students and improve educational outcomes, as well as the broader competitive environment. University of Phoenix New Degreed Enrollment increased 12.7% in the first quarter of fiscal 2012 compared with the prior year period.

The Company reported income from continuing operations attributable to Apollo Group for the three months ended November 30, 2011, of $149.3 million, or $1.14 per share (130.9 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $236.0 million, or $1.61 per share (146.7 million weighted average diluted shares outstanding) for the three months ended November 30, 2010. Results for the first quarters of fiscal 2012 and 2011 included a number of special items that are detailed below.

Results for the first quarter of fiscal 2012 included the following:

•

Goodwill and other intangible asset impairment charges of $16.8 million for the UNIACC subsidiary of Apollo Global ($14.4 million net of the portion attributable to noncontrolling interests). The Company did not record a tax benefit associated with the goodwill impairment as it is not deductible for tax purposes.

•	Restructuring and other charges of $5.6 million associated with the Company’s real estate rationalization plan.

Results for the first quarter of fiscal 2011 included the following:

•	Restructuring and other charges of $3.8 million associated with a strategic reduction in force, primarily at University of Phoenix.

•	A $0.9 million charge representing an accrual for incremental post-judgment interest related to the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit.

Excluding the items noted above, income from continuing operations attributable to Apollo Group for the three months ended November 30, 2011, was $167.2 million, or $1.28 per share, compared to income from continuing operations attributable to Apollo Group of $238.9 million, or $1.63 per share for the three months ended November 30, 2010. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)

Operating Expenses

Instructional and student advisory expenses increased by $1.0 million, or 0.2%, to $456.8 million for the three months ended November 30, 2011, compared to the three months ended November 30, 2010, which represents a 450 basis point increase as a percentage of net revenue. The increase in expense was primarily related to the Company’s various initiatives, including technology, to more effectively support students and their educational outcomes. The expense associated with these initiatives includes costs incurred by Carnegie Learning and integration costs following this acquisition. Additionally, although the Company expects to realize future savings from its real estate rationalization plan, rent expense increased primarily due to the sale-leaseback of its principal office buildings in fiscal 2011.

Marketing expenses decreased by $0.3 million, or 0.2%, to $165.8 million for the three months ended November 30, 2011, compared to the three months ended November 30, 2010, which represents a 160 basis point increase as a percentage of net revenue. The increase as a percentage of net revenue was primarily the result of the decline in revenue, as well as an increase in costs principally attributable to efforts to establish relationships with select employers.

Admissions advisory expenses decreased by $12.4 million, or 10.9%, to $101.4 million for the three months ended November 30, 2011, compared to the three months ended November 30, 2010. As a percentage of net revenue, admissions advisory was consistent. The decrease in expense was a result of lower admissions advisory headcount which was partially attributable to a strategic reduction in force near the end of the first quarter of fiscal 2011. The decrease was partially offset by higher average employee compensation costs.

General and administrative expenses decreased by $4.9 million, or 5.8%, to $79.9 million for the three months ended November 30, 2011, compared to the three months ended November 30, 2010, which represents a 40 basis point increase as a percentage of net revenue. The increase as a percentage of net revenue was primarily due to an increase in share-based compensation expense.

Depreciation and amortization increased by $9.2 million, or 24.8%, to $46.3 million for the three months ended November 30, 2011, compared to the three months ended November 30, 2010, which represents a 110 basis point increase as a percentage of net revenue. The increase was principally attributable to increased capital expenditures in recent years related to information technology and $2.7 million of intangible asset amortization in the first quarter of fiscal 2012 as a result of the Carnegie Learning acquisition. The increase was partially offset by a decrease in amortization of BPP intangible assets and the absence of depreciation of the Company’s principal office buildings for which the Company entered into a sale-leaseback arrangement in fiscal 2011.

The provision for uncollectible accounts receivable (“bad debt expense”) decreased by $15.3 million, or 26.9%, to $41.6 million for the three months ended November 30, 2011, compared to the three months ended November 30, 2010, which represents an 80 basis point decrease as a percentage of net revenue. The decrease was primarily attributable to reductions in gross accounts receivable principally resulting from decreases in University of Phoenix Degreed Enrollment, a shift in the mix of students from Associates to Bachelors degree level programs, and the full implementation of University Orientation, which the Company believes has improved the student retention rate. Improved collection rates at University of Phoenix, which were favorably impacted by an initiative to address the Company’s oldest receivables in fiscal 2011, also contributed to the decrease.

Financial and Operating Metrics

Below are Apollo Group’s unaudited financial data and operating metrics for the first quarter of fiscal 2012 versus the prior year period.

	Q1 2012	Q1 2011
Revenues (in thousands)
Degree Seeking Gross Revenues(1)	$1,108,616	$1,251,810
Less: Discounts and other	(62,734)	(64,154)

Degree Seeking Net Revenues(1)	1,045,882	1,187,656
Non-degree Seeking Revenues(2)	8,577	9,493
Other, net of discounts(3)	124,231	129,286

	$1,178,690	$1,326,435

Revenue by Degree Type (in thousands)(1)
Associates	$313,598	$432,894
Bachelors	592,910	582,371
Masters	178,445	212,316
Doctoral	23,663	24,229
Less: Discounts and other	(62,734)	(64,154)

	$1,045,882	$1,187,656

Degreed Enrollment (rounded to hundreds)(4)
Associates	130,300	177,200
Bachelors	182,500	187,300
Masters	52,900	66,000
Doctoral	7,400	7,600

	373,100	438,100

Degree Seeking Gross Revenues per Degreed Enrollment(1), (4)
Associates	$2,407	$2,443
Bachelors	3,249	3,109
Masters	3,373	3,217
Doctoral	3,198	3,188
All degrees (after discounts)	$2,803	$2,711

New Degreed Enrollment (rounded to hundreds)(5)
Associates	27,800	24,000
Bachelors	26,100	22,800
Masters	8,900	8,900
Doctoral	900	800

	63,700	56,500

(1)

Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2)

Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Apollo Global - BPP, Apollo Global - Other and Other.
(4)	Represents:
-	students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter;
-	students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree); and
-	students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.
(5)	Represents:
-	new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter;
-	students who have previously graduated from a degree program and start a new degree program in the quarter; and
-	students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

Unaudited Balance Sheet

As of November 30, 2011, the Company’s cash and cash equivalents, excluding restricted cash, totaled $1,201.0 million, compared to $1,571.7 million as of August 31, 2011. The decrease was primarily attributable to repayments on borrowings, share repurchases, the purchase of Carnegie Learning and capital expenditures, partially offset by cash generated from operations.

At November 30, 2011, accounts receivable increased to $250.9 million from $215.6 million at August 31, 2011. Excluding accounts receivable and the associated net revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) was 24 days at November 30, 2011, compared to 23 days at August 31, 2011, and 26 days at November 30, 2010. The decrease in DSO versus a year ago was primarily attributable to reductions in gross accounts receivable principally resulting from decreases in University of Phoenix Degreed Enrollment, a shift in the mix of students from Associates to Bachelors degree level programs and the full implementation of University Orientation, which the Company believes has improved the student retention rate. Improved collection rates at University of Phoenix, which were favorably impacted by an initiative to address the Company’s oldest receivables in fiscal 2011, also contributed to the decrease.

Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $484.7 million to $114.3 million at November 30, 2011, from $599.0 million at August 31, 2011. The decrease is due to the repayment of the borrowings on the Company’s $500 million credit facility.

Share Repurchases

The Company repurchased approximately 1.7 million shares of its Class A common stock at a weighted average purchase price of $45.84 per share for a total expenditure of $78.2 million during the three months ended November 30, 2011. Subsequent to quarter-end and through December 31, 2011, the Company repurchased an additional 2.6 million shares of Class A common stock at a weighted average purchase price of $49.71 per share for a total expenditure of $128.3 million. As of December 31, 2011, approximately $293.5 million remained available under the Company’s current share repurchase authorization.

Business Outlook

The Company offers the following commentary regarding the outlook for fiscal 2012 based on the business trends observed during the first quarter of fiscal 2012, as well as management’s current expectations of future trends.

•	Consolidated net revenue of $4.1-$4.3 billion; and

•	Operating income, excluding the impact of special items, of $655-$750 million.

Conference Call Information

The Company will hold a conference call to discuss these earnings results at 5:00 p.m. Eastern, 3:00 p.m. Phoenix time, today, Thursday, January 5, 2012. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 35168260. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering the conference ID number 35168260 until January 19, 2012.

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.

Forward-Looking Statements Safe Harbor

Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation (i) changes in the overall U.S. or global economy, (ii) changes in enrollment or student mix, (iii) the impact of the Company’s initiatives to improve the student experience, (iv) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, (v) changes in the Company’s business necessary to remain in compliance with existing, new, or amended U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies, and (vi) the impact of increased competition from traditional public universities and proprietary educational institutions. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2011 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollogrp.edu.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of
($ in thousands)	November 30, 2011	August 31, 2011
ASSETS:
Current assets
Cash and cash equivalents	$1,201,037	$1,571,664
Restricted cash and cash equivalents	377,092	379,407
Accounts receivable, net	250,895	215,567
Deferred tax assets, current portion	116,499	124,137
Prepaid taxes	—	35,629
Other current assets	41,208	44,382

Total current assets	1,986,731	2,370,786
Property and equipment, net	549,364	553,027
Marketable securities	5,946	5,946
Goodwill	149,639	133,297
Intangible assets, net	169,568	121,117
Deferred tax assets, less current portion	68,100	70,949
Other assets	24,303	14,584

Total assets	$2,953,651	$3,269,706

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$27,598	$419,318
Accounts payable	65,963	69,551
Accrued liabilities	379,771	398,806
Income taxes payable	79,888	—
Student deposits	399,803	424,045
Deferred revenue	314,919	293,436
Other current liabilities	50,420	50,131

Total current liabilities	1,318,362	1,655,287
Long-term debt	86,739	179,691
Deferred tax liabilities	25,055	26,400
Other long-term liabilities	199,178	164,339

Total liabilities	1,629,334	2,025,717

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	79,356	68,724
Apollo Group Class A treasury stock, at cost	(3,194,406)	(3,125,175)
Retained earnings	4,469,786	4,320,472
Accumulated other comprehensive loss	(31,124)	(23,761)

Total Apollo shareholders’ equity	1,323,716	1,240,364

Noncontrolling interests	601	3,625

Total equity	1,324,317	1,243,989

Total liabilities and shareholders’ equity	$2,953,651	$3,269,706

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended November 30,		% of Revenue
	2011	2010	2011	2010
(In thousands, except per share data)
Net revenue	$1,178,690	$1,326,435	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	456,797	455,812	38.8%	34.3%
Marketing	165,845	166,143	14.1%	12.5%
Admissions advisory	101,388	113,752	8.6%	8.6%
General and administrative	79,944	84,874	6.8%	6.4%
Depreciation and amortization	46,298	37,102	3.9%	2.8%
Provision for uncollectible accounts receivable	41,583	56,909	3.5%	4.3%
Goodwill and other intangibles impairment	16,788	—	1.4%	—%
Restructuring and other charges	5,562	3,846	0.5%	0.3%
Litigation charge	—	881	—%	0.1%

Total costs and expenses	914,205	919,319	77.6%	69.3%

Operating income	264,485	407,116	22.4%	30.7%
Interest income	589	983	0.1%	0.1%
Interest expense	(1,999)	(2,170)	(0.2)%	(0.2)%
Other, net	141	(54)	—%	—%

Income from continuing operations before income taxes	263,216	405,875	22.3%	30.6%
Provision for income taxes	(115,932)	(169,579)	(9.8)%	(12.8)%

Income from continuing operations	147,284	236,296	12.5%	17.8%
Loss from discontinued operations, net of tax	—	(628)	—%	—%

Net income	147,284	235,668	12.5%	17.8%
Net loss (income) attributable to noncontrolling interests	2,030	(255)	0.2%	(0.1)%

Net income attributable to Apollo	$149,314	$235,413	12.7%	17.7%

Earnings per share — Basic:
Continuing operations attributable to Apollo	$1.15	$1.61
Discontinued operations attributable to Apollo	—	—

Basic income per share attributable to Apollo	$1.15	$1.61

Earnings per share — Diluted:
Continuing operations attributable to Apollo	$1.14	$1.61
Discontinued operations attributable to Apollo	—	—

Diluted income per share attributable to Apollo	$1.14	$1.61

Basic weighted average shares outstanding	130,318	146,352

Diluted weighted average shares outstanding	130,874	146,663

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows From Continuing and Discontinued Operations

(Unaudited)

	Three Months Ended November 30,
	2011	2010
($ in thousands)
Cash flows provided by (used in) operating activities:
Net income	$147,284	$235,668
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	20,892	15,032
Excess tax benefits from share-based compensation	(372)	(69)
Depreciation and amortization	46,298	37,102
Amortization of lease incentives	(3,789)	(3,531)
Amortization of deferred gains on sale-leasebacks	(700)	(411)
Goodwill and other intangibles impairment	16,788	—
Non-cash foreign currency gain, net	(397)	(5)
Provision for uncollectible accounts receivable	41,583	56,909
Litigation charge	—	881
Restructuring and other charges	5,562	3,846
Deferred income taxes	(1,747)	(2,379)
Changes in assets and liabilities, excluding the impact of acquisition:
Restricted cash and cash equivalents	2,315	(28,275)
Accounts receivable	(75,698)	(40,333)
Other assets	(6,105)	(12,788)
Accounts payable and accrued liabilities	(20,160)	(24,500)
Income taxes payable	115,412	142,219
Student deposits	(22,272)	(6,301)
Deferred revenue	22,340	(3,116)
Other liabilities	14,008	15,727

Net cash provided by operating activities	301,242	385,676

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(23,585)	(50,640)
Acquisition, net of cash acquired	(73,736)	—

Net cash used in investing activities	(97,321)	(50,640)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(496,322)	(406,283)
Proceeds from borrowings	—	1,799
Apollo Group Class A common stock purchased for treasury	(80,682)	(176,931)
Issuance of Apollo Group Class A common stock	2,575	1,847
Excess tax benefits from share-based compensation	372	69

Net cash used in financing activities	(574,057)	(579,499)

Exchange rate effect on cash and cash equivalents	(491)	184

Net decrease in cash and cash equivalents	(370,627)	(244,279)
Cash and cash equivalents, beginning of year	1,571,664	1,284,769

Cash and cash equivalents, end of year	$1,201,037	$1,040,490

Supplemental disclosure of cash flow and non-cash information
Cash paid for income taxes, net of refunds	$1,316	$17,080
Cash paid for interest	$2,344	$3,179
Credits received for tenant improvements	$19,941	$5,012
Acquired technology	$14,389	$—
Restricted stock units vested and released	$7,125	$1,409
Capital lease additions	$6,668	$—

Apollo Group, Inc. and Subsidiaries

Reconciliation of GAAP financial information to non-GAAP financial information

(Unaudited)

	Three Months Ended November 30,
	2011	2010
(In thousands, except per share data)
Net income attributable to Apollo, as reported	$149,314	$235,413
Loss from discontinued operations, net of tax	—	(628)

Income from continuing operations attributable to Apollo	149,314	236,041
Reconciling items:
Goodwill and other intangibles impairment, net of noncontrolling interest(1)	14,370	—
Restructuring and other charges(2)	5,562	3,846
Litigation charge(3)	—	881

	19,932	4,727
Less: tax effects	(2,091)	(1,871)

Income from continuing operations attributable to Apollo, adjusted to exclude special items	$167,155	$238,897

Diluted income per share from continuing operations attributable to Apollo, as reported	$1.14	$1.61

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$1.28	$1.63

Diluted weighted average shares outstanding	130,874	146,663

(1)

The charges for the three months ended November 30, 2011, represent impairments of UNIACC’s goodwill and other intangibles, net of noncontrolling interest, with no income tax benefit as UNIACC’s goodwill and other intangibles are not deductible for tax purposes.

(2)

Restructuring and other charges for the three months ended November 30, 2011, represents charges associated with the Company’s real estate rationalization plan. The charges for the three months ended November 30, 2010, represent charges associated with a strategic reduction in force at University of Phoenix.

(3)	The charges for the three months ended November 30, 2010, represent estimated losses associated with the Securities Class Action (Policeman’s Annuity and Benefit Fund of Chicago).

Investor Relations Contacts:

Beth Coronelli ~ (312) 660-2059 ~ beth.coronelli@apollogrp.edu

Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu

Media Contact:

Media Relations Hotline ~ (602) 254-0086 ~ media@apollogrp.edu